Exhibit 23.1

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

February 2, 2012

Permian Basin Royalty Trust

Bank of America, N.A., Trustee

901 Main Street, 17th Floor

Dallas, Texas 75202-3714

Gentlemen:

Cawley, Gillespie & Associates, Inc., hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2011 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2011, based on reserve reports dated February 2, 2012, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Kenneth J. Mueller, P. E. 86132
Vice President